Boyle CPA, LLC

Certified Public Accountants & Consultants

Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement of iQSTEL, Inc. (the “Company”) on Form 1-A of our report dated April 15, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the consolidated balance sheet as of December 31, 2019, and the consolidated statements of operations, stockholders' deficit and cash flows for the year ended December 31, 2019, and the related notes.

We also consent to the reference to us under the caption “Experts” in the Offering Statement.

/s/ Boyle CPA, LLC

Bayville, NJ

July 9, 2021

361 Hopedale Drive SE	P (732) 822-4427
Bayville, NJ 08721	F (732) 510-0665